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                                                                       EXHIBIT 5

                            CAHILL GORDON & REINDEL
                              Eighty Pine Street
                            New York, NY 10005-1702



                               October 19, 1995






Continental Homes Holding Corp.
7001 N. Scottsdale Road
Suite 2050
Scottsdale, Arizona  85253

Ladies and Gentlemen:

          We have examined a copy of the Registration Statement on Form S-3 filed by Continental Homes Holding Corp. (the "Company") with the Securities and Exchange Commission on October 19, 1995 relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of (i) $86,250,000 principal amount of Convertible Subordinated Notes due 2005 of the Company (the "Notes") (including up to $11,250,000 principal amount of Notes whcih may be issued pursuant to an over-allotment option) and (ii) the shares of common stock, par value $.01 per share, of the Company (the "Conversion Stock") reserved for issuance by the Company upon conversion of the Notes. The Notes are to be issued under an Indenture (the "Indenture") between the Company and Manufacturers and Traders Trust Company, as trustee (the "Trustee"). The Conversion Stock is to be issued upon conversion of the Notes in accordance with the terms thereof and of the Indenture. In rendering this opinion, we have reviewed
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such documents and made such investigation as we deemed
appropriate.

          We are of the opinion that (subject to compliance with the pertinent provisions of the Act and, with respect to the Indenture and the Notes, the Trust Indenture Act of 1939, as amended, and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable):

          1. When the Indenture has been duly executed and delivered by the proper officers of the Company and the Trustee, and when the Notes have been duly executed, authenticated, registered, issued and delivered in accordance with the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

          2. When certificates evidencing the Conversion Stock have been duly executed, countersigned, registered, issued and delivered upon conversion of the Notes in accordance with the terms thereof and of the Indenture, the Conversion Stock will be duly and validly issued and outstanding, fully paid and nonassessable shares of common stock of the Company.

          We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

                                    Very truly yours,


                                    /s/ Cahill Gordon & Reindel